Exhibit 99.1

For Immediate Release
Contact:      Bob Antin, CEO
              Tom Fuller, CFO


                       VETERINARY CENTERS OF AMERICA, INC.
           ANNOUNCES SETTLEMENT OF CLASS ACTION SECURITIES LITIGATION
                            SUBJECT TO COURT APPROVAL


SANTA MONICA, CA, JULY 7, 1998 -- VETERINARY CENTERS OF AMERICA, INC. (NASDAQ NM
SYMBOL: NMS: VCAI) today announced that a settlement has been reached in the securities class action and derivative action lawsuits that had been pending against the Company and certain of its present and former officers and directors. Under the settlement, which is subject to court approval and certain other ordinary contingencies, the claims against the Company and all other defendants will be dismissed without presumption or admission of any liability or wrongdoing. The full amount of the settlement and associated legal costs have either been previously reserved for or covered by the Company's insurance carriers. The settlement will not have any affect on the Company's current results of operations.

Commenting on the announcement, VCA chief executive officer, Bob Antin, stated, "While we continue to deny liability, the settlement of these lawsuits is in our stockholders' best interest. Continuing the litigation would have been very expensive and distracting to management, and the settlement will resolve any uncertainty about the lawsuits among the Company's stockholders, customers, suppliers and other business partners."

Veterinary  Centers  of  America  owns  and  operates  the  largest  network  of
free-standing   veterinary   hospitals  and  one  of  the  largest  networks  of
veterinary-exclusive clinical laboratories in the country.